Luiz Octavio Duarte Lopes Tel (55 11) 3147 7702 loctavio@mattosfilho.com.br
São Paulo, July 22, 2008.
Companhia Vale do Rio Doce
Av. Graça Aranha, nº 26, 19º andar
Rio de Janeiro, RJ — Brazil
Ladies and Gentlemen:
We are qualified to practice law in the Federative Republic of Brazil (“Brazil”) and have acted as Brazilian counsel to Companhia Vale do Rio Doce (the “Company”), a corporation organized under the laws of Brazil, in connection with the public offering by the Company pursuant to a registration statement filed by the Company with the U.S. Securities and Exchange Commission on Form F-3 (No. 333-143857) (the “Registration Statement”) of (i) 109,080,248 common shares, without par value, of the Company (“Common Shares”), including Common Shares in the form of American Depositary Shares (“Common Share ADSs”), each of which represents one Common Share, and (ii) 189,063,218 class A preferred shares, without par value, of the Company (“Preferred Shares” and, together with the Common Shares, the “Shares”), including Preferred Shares in the form of American Depositary Shares (“Preferred Share ADSs” and, together with the Common Share ADSs, the “ADSs”), each of which represents one Preferred Share. The Shares will be placed and the ADSs will be issued and sold in accordance with the terms of the Underwriting Agreement dated as of July 16, 2008 by and between the Company and the several underwriters named in Schedule I thereto. In addition to the shares issued by the Company in connection with the Registration Statement, an additional 147,846,518 Common Shares were issued by the Company pursuant to the Brazilian Underwriting Agreement, dated July 15, 2008 by the Company, Companhia Brasileira de Liquidação e Custódia — CBLC and several Brazilian underwriters named in Schedule I thereto (“the Supplemental Shares”).
For the purposes of giving this opinion we have examined and/or relied upon copies of the following documents:
(i)	an executed copy of the Underwriting Agreement;

(ii)	a copy of the Registration Statement; and

(iii)	such other documents, stock transfer books and registers, corporate records and certificates of officers of the Company as we may have deemed necessary for the purpose of this opinion.

São Paulo	São Paulo
Brazília	Al Joaquim Ruhê de Lima 447
Rio de Janeiro	01403 001 São Paulo SP Brasil
New York	Tel (55 11) 3147 7600 Fax (55 11) 3147 7770

We have not made any investigation of the laws of any jurisdiction outside Brazil and this opinion is given solely in respect of the laws of Brazil, as of the date hereof and not in respect of any other law.
In giving this opinion we have made the following assumptions:
(i)	that all documents submitted to us as facsimile or copy or specimen documents conform to their originals;

(ii)	that the signatures on the originals, certified copies or copies of all documents submitted to us are genuine; and

(iii)	that all documents submitted to us as originals are authentic.
As to factual matters, we have relied upon the representations and warranties made in the Underwriting Agreement by the Company and on certificates, documents and oral or written information of the Company provided to us by officers of the Company on behalf of the Company.
Based on the above assumptions, we are of the opinion that (1) the Common Shares, including those represented by Common Share ADSs, are duly and validly authorized and, when sold pursuant to the Underwriting Agreement, will be legally issued by the Company, fully paid and non-assessable under the laws of Brazil; and (2) the Preferred Shares, including those represented by Preferred Share ADSs, are duly and validly authorized and, when sold pursuant to the Underwriting Agreement, will be legally issued by the Company, fully paid and non-assessable under the laws of Brazil.
This opinion is limited to the matters expressly stated herein and does not extend to, and is not to be read as extended by implication to, any other matter in connection with the Underwriting Agreement or the transaction or documents referred to therein.
This opinion will be governed by and construed in accordance with the laws of Brazil in effect on the date hereof.
This opinion is being furnished to you, the Company, shareholders of the Company and potential investors for your benefit in connection with the offering and is not to be used, circulated, quoted, relied upon or otherwise referred to for any other purpose.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the captions “Validity of the Securities” and “Enforcement of Civil Liabilities” in the Prospectus constituting a part of the Registration Statement.
Very truly yours,
/s/ Mattos Filho, Veiga Filho, Marrey Jr. e
Quiroga Advogados
MATTOS FILHO, VEIGA FILHO, MARREY JR. E
QUIROGA ADVOGADOS